Investor Contact: Pete Lilly (314) 553-2197
Media Contact: Casey Murphy (314) 982-6220

Emerson Reports Second Quarter 2020 Results and Updates Full Year 2020 Guidance

•	Net sales of $4.2 billion were down 9 percent; underlying sales were down 7 percent as demand declined significantly in March due to the rapid spread of COVID-19

•
GAAP EPS was $0.84, flat versus prior year; adjusted EPS, which excludes restructuring and related costs, was $0.89, exceeding midpoint of management guidance of $0.81, as operational declines due to COVID-19 were more than offset by non-operating tailwinds and benefits of previously announced aggressive restructuring actions, which began in the third quarter of 2019

•	Delivered strong operating cash flow of $588 million in the quarter, up $55 million or 10 percent, and $1.0 billion in the first half, up $156 million or 18 percent

•	Delivered strong free cash flow of $477 million in the quarter, up $63 million or 15 percent, and $787 million in the first half, up $205 million or 35 percent

•	Returned $1.1 billion to shareholders, including $306 million in dividends and $813 million of share repurchases

•
Initiated $40 million of restructuring actions in the quarter, and approximately $140 million in the first half, continuing strong execution on the comprehensive restructuring reset plan outlined in February

•	Updating full-year sales and EPS guidance due to COVID-19 pandemic and much weaker demand environment

ST. LOUIS, Apr. 21, 2020 - Emerson (NYSE: EMR) today reported results for the second fiscal quarter ended March 31, 2020 and announced updated guidance for the fiscal year.
Second quarter net sales were down 9 percent and underlying sales were down 7 percent excluding unfavorable currency of 2 percent and no impact from acquisitions or divestitures. Growth was below management expectations in both business segments due to the unforeseen and rapid deterioration of demand in March. The spread of the COVID-19 pandemic and associated uncertainty, social distancing and business closure mandates negatively affected nearly all of our end markets and geographies, particularly in China, the United States, and Europe. One exception, however, was the surge in demand for products and solutions that support medical and life science end markets. Additionally, our businesses were negatively affected by the dramatic drop in oil and gas prices resulting from geopolitical tensions and a surge in global supply. Second quarter trailing three-month underlying orders were down 3 percent, reflective of customers across industrial, commercial and residential markets cutting costs and spending budgets in response to operating restrictions and a general drop in economic activity from the pandemic.
Second quarter gross profit margin of 42.1 percent was flat compared with the prior year due to effective cost control measures, despite a 9 percent drop in net sales. Pretax margin of 16.6 percent and EBIT margin of 17.4 percent were up 180 bps and 160 bps, respectively. Adjusted EBIT margin, which excludes restructuring and related charges, was 18.4 percent for the quarter, up 240 basis points, on lower sales. This outcome largely reflected lower stock compensation charges due to a significantly lower stock price as well as benefits from aggressive restructuring actions, which began in the third quarter of 2019.
GAAP earnings per share were $0.84 and adjusted earnings per share, which excludes $0.05 of restructuring and related charges, were $0.89, exceeding management’s guidance of $0.79 to $0.83. This adjusted EPS outcome reflects operational declines due to COVID-19 being more than offset by non-operating tailwinds, which included lower stock compensation costs due to a lower stock price, as well as the benefits of aggressive restructuring actions and favorable foreign exchange gains.
Operating cash flow was $588 million, up $55 million or 10 percent, and free cash flow was $477 million, up $63 million or 15 percent, reflecting free cash flow conversion of 91 percent in the quarter.
“The past quarter unleashed unprecedented challenges for not only our people, operations, and customers, but also for national and local governments, health care systems, and certainly families as well,” said Emerson Chairman and Chief Executive Officer David N. Farr. “The rapid spread and far-reaching impact of the COVID-19 virus has been staggering and will likely alter the trajectory of our global economy for the foreseeable future. However, I am tremendously proud of our global team for adapting quickly and executing on difficult - yet necessary - decisions to ensure we are poised for long-term success.
"Our top priority is and always will be the safety and health of our employees, customers, and communities across the globe. We have implemented recommended policies and practices to protect our workforce so they can safely and effectively carry out their vital work with steadfast resolve. While the vast majority of our global office-based team is working from home, we recognize the responsibility we have to support our customers in essential industries that rely on our solutions and services. Such industries include life sciences and medical, water, food and beverage, chemical, energy and power generation. Accordingly, we are driving hard every day to safely and responsibly continue operations to serve our customers in these vital markets. While some of our operating sites remain below full capacity, we are prioritizing the production of Emerson materials and solutions needed on the front lines of the pandemic battle, including solutions used to manufacture respirators, masks and other safety equipment, and life sciences materials.
"As part of our ongoing response to the dynamic market conditions, we maintain regular communications with government officials and other corporate partners involved in the pandemic response. Internally, our leadership team meets daily to review the state of the business, discuss safety, liquidity, and business continuity among other critical management topics.
"The global health crisis, coupled with volatility in the oil markets, has created a significant demand decline in many of our end markets. But we remain confident that our aggressive cost control reset measures already underway, initiated in the third quarter of last year and outlined in detail in February, combined with our strong balance sheet and disciplined operating philosophy, will provide the foundation required to continue to serve our customers and emerge stronger in the long run."

Business Platform Results
Automation Solutions net sales decreased 10 percent, with underlying sales down 8 percent excluding unfavorable currency of 2 percent and no impact from acquisitions. In the Americas, underlying sales were down 11 percent, with the United States down 12 percent reflecting a broad-based drop in demand. Europe underlying sales were down 3 percent, while Asia, Middle East & Africa underlying sales dropped 6 percent, driven by sharp declines in China of over 20 percent.
March trailing three-month underlying orders were down 1 percent, reflecting initial momentum in the early portion of the quarter, particularly in the longer cycle businesses of Final Control and Systems, up 3 percent and 7 percent respectively. In contrast, our instrumentation business was down 9 percent, impacted more severely due to the deteriorating environment driven by COVID-19 and oil demand. Geographically, the Americas and Asia declined 4 percent and 3 percent, respectively, while Europe was flat as early quarter momentum quickly faded in March as the pandemic took hold. Middle East & Africa grew double digits on easy comparisons from the prior year and some previous project wins being booked. China orders dropped by 12 percent. Overall, we saw customers slow their acceptance and approval processes. Sequential backlog grew 3 percent to $5.1 billion.
Segment EBIT margin decreased 40 basis points to 14.4 percent. Adjusted segment EBIT margin, which excludes restructuring and related costs, increased 50 basis points to 15.5 percent while adjusted segment EBITDA margin increased 130 basis points, to 20.6 percent. This outcome reflected previously initiated aggressive restructuring and cost reset actions beginning to take effect. Total restructuring in the quarter was $29 million, and was $112 million in the first half of 2020.
Commercial & Residential Solutions net sales decreased 7 percent with underlying sales down 5 percent excluding unfavorable currency of 1 percent and the impact of divestitures which subtracted 1 percent. In the Americas, underlying sales were down 3 percent, reflecting a broad-based decline in demand as the quarter unfolded. Europe was down 1 percent as air conditioning market weakness more than offset demand in heat pump markets. Finally, Asia, Middle East & Africa was down 15 percent, driven by a significant drop in China of over 30 percent.
March trailing three-month underlying orders were down 5 percent, with the HVAC, Cold Chain, and Tools businesses each down mid-single digits. Geographically, we saw Asia orders drop by over 14 percent, driven by China, which dropped 27 percent. A strong early growth trend in Europe was held to 4 percent as the pandemic spread and businesses reduced operations in March.
Segment EBIT margin was flat at 21.0 percent. Adjusted segment EBIT margin, which excludes restructuring and related costs, increased 40 bps to 21.6 percent, and adjusted segment EBITDA margin was up 90 basis points to 26.1 percent, driven by aggressive restructuring and cost reset actions which began to yield savings as well as favorable price-cost dynamics. Total restructuring in the quarter was $9 million, and was $19 million in the first half of 2020.

2020 Outlook
Management has updated the fiscal year 2020 outlook to reflect the changing demand environment associated with COVID-19 and the concurrent unfolding energy market dynamics. GAAP earnings per share guidance is $2.62 to $2.82. Adjusted earnings per share guidance, which excludes restructuring actions and related costs, is $3.00 to $3.20, compared to prior guidance of $3.55 to $3.80. This drop in guidance reflects the negative impact of reduced global demand, partially offset by aggressive cost containment actions, reduced stock compensation and other non-operating items. Total restructuring actions for the year are now expected to be approximately $280 million, an increase of approximately $65 million compared to the previous plan. Share repurchases, now complete for the year, will be approximately $950 million, compared to the previous guidance of $1.5 billion. There is no change in the dividend plan. Lastly, we expect capital expenditures to be $550 million, compared to the previous guidance of $650 million.

The following table presents the updated 2020 guidance framework:

Sales Growth Guidance		EPS and Cash Flow Guidance
		GAAP EPS	$2.62 - $2.82
Net Sales Growth	(11%) - (9%)	Adjusted EPS	$3.00 - $3.20
Automation Solutions	(10%) - (8%)	Tax Rate	~22%
Commercial & Residential Solutions	(13%) - (11%)	Operating Cash Flow	~$2.75B
Underlying Sales Growth	(9%) - (7%)	Free Cash Flow	~$2.2B
Automation Solutions	(8%) - (6%)	Capital Expenditures	~$550M
Commercial & Residential Solutions	(11%) - (9%)	Share Repurchases	~$950M
This updated guidance assumes, among other items, continued significant demand deterioration in the third quarter, and demand remaining negative through the first half of 2021. It also assumes oil prices stabilize in the $20-$30 range during that time period.
“Despite evolving challenges, we will continue to be proactive and rapidly adapt where needed to ensure we are making the best use of our resources," Mr. Farr concluded. "Everyone at Emerson - our Board of Directors, our leadership team and our teammates around the world - has displayed an unwavering commitment to serving our customers and defeating this common enemy. I thank them for their hard work, agility, dedication, and passion as we all work together in the fight against this horrible disease and to position Emerson for continued future success.”

Upcoming Investor Events
Today, beginning at 9 a.m. Eastern Time, Emerson management will discuss the second quarter 2020 results during an investor conference call. Participants can access a live webcast available at www.emerson.com/financial at the time of the call. A replay of the call will remain available for 90 days. Conference call slides will be posted in advance of the call on the company website.

Forward-Looking and Cautionary Statements
Statements in this press release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties, and Emerson undertakes no obligation to update any such statements to reflect later developments. These risks and uncertainties include the scope, duration and ultimate impact of the COVID-19 pandemic as well as economic and currency conditions, market demand, including related to the pandemic and oil and gas price declines and volatility, pricing, protection of intellectual property, cybersecurity, tariffs, competitive and technological factors, among others, as set forth in the Company's most recent Annual Report on Form 10-K and subsequent reports filed with the SEC.

(tables attached)

			Table 1
EMERSON AND SUBSIDIARIES
CONSOLIDATED OPERATING RESULTS
(AMOUNTS IN MILLIONS EXCEPT PER SHARE, UNAUDITED)

	Quarter Ended March 31		Percent
	2019	2020	Change

Net sales	$4,570	$4,162	(9)%
Costs and expenses:
Cost of sales	2,645	2,412
SG&A expenses	1,145	983
Other deductions, net	57	42
Interest expense, net	48	36
Earnings before income taxes	675	689	2%
Income taxes	150	165
Net earnings	525	524
Less: Noncontrolling interests in earnings of subsidiaries	5	7
Net earnings common stockholders	$520	$517	(1)%

Diluted avg. shares outstanding	618.1	611.0

Diluted earnings per share common share	$0.84	$0.84	—%

	Quarter Ended March 31
	2019	2020
Other deductions, net
Amortization of intangibles	$60	$59
Restructuring costs	10	31
Other	(13)	(48)
Total	$57	$42

			Table 2
EMERSON AND SUBSIDIARIES
CONSOLIDATED OPERATING RESULTS
(AMOUNTS IN MILLIONS EXCEPT PER SHARE, UNAUDITED)

	Six Months Ended March 31		Percent
	2019	2020	Change

Net sales	$8,717	$8,313	(5)%
Costs and expenses:
Cost of sales	5,031	4,804
SG&A expenses	2,222	2,106
Other deductions, net	107	220
Interest expense, net	91	71
Earnings before income taxes	1,266	1,112	(12)%
Income taxes	274	259
Net earnings	992	853
Less: Noncontrolling interests in earnings of subsidiaries	7	10
Net earnings common stockholders	$985	$843	(14)%

Diluted avg. shares outstanding	622.9	612.6

Diluted earnings per share common share	$1.58	$1.37	(13)%

	Six Months Ended March 31
	2019	2020
Other deductions, net
Amortization of intangibles	$117	$118
Restructuring costs	20	128
Special advisory fees	—	13
Other	(30)	(39)
Total	$107	$220

		Table 3
EMERSON AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(DOLLARS IN MILLIONS, UNAUDITED)

	Quarter Ended March 31
	2019	2020
Assets
Cash and equivalents	$1,384	$2,583
Receivables, net	2,911	2,641
Inventories	2,073	2,058
Other current assets	784	750
Total current assets	7,152	8,032
Property, plant & equipment, net	3,615	3,553
Goodwill	6,509	6,520
Other intangible assets	2,701	2,498
Other	1,094	1,108
Total assets	$21,071	$21,711

Liabilities and equity
Short-term borrowings and current
maturities of long-term debt	$2,551	$3,741
Accounts payable	1,730	1,521
Accrued expenses	2,433	2,678
Total current liabilities	6,714	7,940
Long-term debt	3,786	3,960
Other liabilities	1,999	2,248
Total equity	8,572	7,563
Total liabilities and equity	$21,071	$21,711

		Table 4
EMERSON AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(DOLLARS IN MILLIONS, UNAUDITED)

	Six Months Ended March 31
	2019	2020
Operating activities
Net earnings	$992	$853
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	406	422
Stock compensation	52	18
Pension expense	—	34
Changes in operating working capital	(530)	(260)
Other, net	(64)	(55)
Cash provided by operating activities	856	1,012

Investing activities
Capital expenditures	(274)	(225)
Purchases of businesses, net of cash and equivalents acquired	(243)	(96)
Divestitures of businesses	5	—
Other, net	(65)	(42)
Cash used in investing activities	(577)	(363)

Financing activities
Net increase in short-term borrowings	851	2,076
Proceeds from short-term borrowings greater than three months	—	433
Proceeds from long-term debt	1,135	—
Payments of long-term debt	(406)	(502)
Dividends paid	(607)	(611)
Purchases of common stock	(1,000)	(942)
Other, net	29	39
Cash provided by financing activities	2	493

Effect of exchange rate changes on cash and equivalents	10	(53)
Increase in cash and equivalents	291	1,089
Beginning cash and equivalents	1,093	1,494
Ending cash and equivalents	$1,384	$2,583

		Table 5
EMERSON AND SUBSIDIARIES
SEGMENT SALES AND EARNINGS
(DOLLARS IN MILLIONS, UNAUDITED)

	Quarter Ended March 31
	2019	2020
Sales
Automation Solutions	$3,010	$2,709

Climate Technologies	1,092	1,026
Tools & Home Products	469	432
Commercial & Residential Solutions	1,561	1,458

Eliminations	(1)	(5)
Net sales	$4,570	$4,162

Earnings
Automation Solutions	$444	$391

Climate Technologies	226	217
Tools & Home Products	102	89
Commercial & Residential Solutions	328	306

Stock compensation	(59)	38
Unallocated pension and postretirement costs	27	12
Corporate and other	(17)	(22)
Interest expense, net	(48)	(36)
Earnings before income taxes	$675	$689

Restructuring costs
Automation Solutions	$6	$23

Climate Technologies	1	2
Tools & Home Products	2	5
Commercial & Residential Solutions	3	7

Corporate	1	1
Total	$10	$31
The table above does not include $9 of costs related to restructuring actions that were reported in cost of sales in the second quarter of fiscal 2020.

Depreciation and Amortization
Automation Solutions	$131	$138

Climate Technologies	45	45
Tools & Home Products	17	19
Commercial & Residential Solutions	62	64

Corporate and other	11	9
Total	$204	$211

		Table 6
EMERSON AND SUBSIDIARIES
SEGMENT SALES AND EARNINGS
(DOLLARS IN MILLIONS, UNAUDITED)

	Six Months Ended March 31
	2019	2020
Sales
Automation Solutions	$5,809	$5,561

Climate Technologies	1,972	1,899
Tools & Home Products	927	862
Commercial & Residential Solutions	2,899	2,761

Eliminations	9	(9)
Net sales	$8,717	$8,313

Earnings
Automation Solutions	$851	$701

Climate Technologies	372	368
Tools & Home Products	193	175
Commercial & Residential Solutions	565	543

Stock compensation	(52)	(18)
Unallocated pension and postretirement costs	54	25
Corporate and other	(61)	(68)
Interest expense, net	(91)	(71)
Earnings before income taxes	$1,266	$1,112

Restructuring costs
Automation Solutions	$11	$106

Climate Technologies	4	9
Tools & Home Products	4	8
Commercial & Residential Solutions	8	17

Corporate	1	5
Total	$20	$128
The table above does not include $9 of costs related to restructuring actions that were reported in cost of sales in the second quarter of fiscal 2020.

Depreciation and Amortization
Automation Solutions	$260	$277

Climate Technologies	90	89
Tools & Home Products	36	38
Commercial & Residential Solutions	126	127

Corporate and other	20	18
Total	$406	$422

Reconciliations of Non-GAAP Financial Measures & Other				Table 7

Reconciliations of Non-GAAP measures (denoted by *) with the most directly comparable GAAP measure (dollars in millions, except per share amounts):

Q2 2020 Underlying Sales Change	Auto Solns	Comm & Res Solns	Emerson
Reported (GAAP)	(10)%	(7)%	(9)%
(Favorable) / Unfavorable FX	2%	1%	2%
Acquisitions / Divestitures	—%	1%	—%
Underlying*	(8)%	(5)%	(7)%

FY 2020E Underlying Sales Change	Auto Solns	Comm & Res Solns	Emerson
Reported (GAAP)	(10)% - (8)%	(13)% - (11)%	(11)% - (9)%
(Favorable) / Unfavorable FX	~ 2%	~ 1%	~ 2%
Acquisitions / Divestitures	~ -%	~ 1%	~ -%
Underlying*	(8)% - (6)%	(11)% - (9)%	(9)% - (7)%

Earnings Per Share	Q2 FY20E	Q2 FY20
Earnings per share (GAAP)	$0.73 - $0.77	$0.84
Restructuring and related charges	~ 0.06	0.05
Adjusted earnings per share*	$0.79 - $0.83	$0.89

Earnings Per Share	FY2020E Prior Guidance	FY2020E
Earnings per share (GAAP)	$3.27 - $3.52	$2.62 - $2.82
Restructuring and related charges	~ 0.28	~ 0.38
Adjusted earnings per share*	$3.55 - $3.80	$3.00 - $3.20

EBIT Margin	Q2 FY19	Q2 FY20	Change
Pretax margin (GAAP)	14.8%	16.6%	180 bps
Interest expense, net	1.0%	0.8%	(20) bps
Earnings before interest and taxes margin*	15.8%	17.4%	160 bps
Restructuring and related charges	0.2%	1.0%	80 bps
Adjusted earnings before interest and taxes margin*	16.0%	18.4%	240 bps

Automation Solutions Segment EBIT Margin	Q2 FY19	Q2 FY20	Change
Automation Solutions Segment EBIT margin (GAAP)	14.8%	14.4%	(40) bps
Restructuring charges impact	0.2%	1.1%	90 bps
Automation Solutions Adjusted Segment EBIT margin*	15.0%	15.5%	50 bps
Depreciation / amortization	4.3%	5.1%	80 bps
Automation Solutions Adjusted Segment EBITDA margin*	19.3%	20.6%	130 bps

- more -

Commercial & Residential EBIT Margin	Q2 FY19	Q2 FY20	Change
Commercial & Residential EBIT margin (GAAP)	21.0%	21.0%	- bps
Restructuring charges impact	0.2%	0.6%	40 bps
Commercial & Residential Adjusted EBIT margin*	21.2%	21.6%	40 bps
Depreciation / amortization	4.0%	4.5%	50 bps
Commercial & Residential Adjusted EBITDA margin*	25.2%	26.1%	90 bps

Q2 Cash Flow	Q2 FY19	Q2 FY20	Change	% Change
Operating cash flow (GAAP)	$533	$588	$55	10%
Capital expenditures	(119)	(111)	8	5%
Free cash flow*	$414	$477	$63	15%

1H Cash Flow	FY 2019	FY 2020	Change	% Change
Operating cash flow (GAAP)	$856	$1,012	$156	18%
Capital expenditures	(274)	(225)	49	17%
Free cash flow*	$582	$787	$205	35%

FY 2020E Cash Flow	FY 2020E
Operating cash flow (GAAP)	~ $2,750
Capital expenditures	~ (550)
Free cash flow*	~ $2,200

Cash Flow to Net Earnings Conversion	Q2 FY20
Operating cash flow to net earnings (GAAP)	112%
Capital expenditures	(21)%
Free cash flow to net earnings*	91%

Note: Underlying sales and orders exclude the impact of acquisitions, divestitures and currency translation.

###